Exhibit (a)(1)(H)
[If Participant chooses Alternative # 1 for ANY of the option grants, please direct to this screen next for those grants. This is the second screen shot for people choosing Alternative # 1]
IF YOU CHOOSE TO PARTICIPATE, YOU AGREE TO ALL TERMS OF THE OFFER AS SET FORTH IN THE OFFERING DOCUMENTS.
If you would like to participate in this Offer, please indicate your election by checking the box below.

☐	I hereby elect to delay my ability to exercise my selected options to a “permissible exercise event” pursuant to the terms set forth in the Offer.
For Option Number: [INSERT OPTION GRANT NUMBER(s)]
You may withdraw this election by logging onto the Offer website and completing the withdrawal process before 9:00 p.m., Pacific Time, December 21, 2007, unless we extend the Offer. By electing to amend my eligible options by checking the box above, I understand and agree to all of the following:
     1. I hereby agree to amend my eligible option(s) identified in accordance with the terms of the Offer set forth in the Offer to Amend Certain Options, dated November 26, 2007, of which I hereby acknowledge receipt. Each eligible option will be amended on or about December 21, 2007, or later if the Offer is extended, following the extended expiration date.
     2. The Offer is currently set to expire at 9:00 p.m. Pacific Time on December 21, 2007, unless Atmel Corporation, in its discretion, extends the period of time during which the Offer will remain open.
     3. Except as otherwise provided below, my ability to exercise my selected options WILL BE LIMITED to a “permissible exercise event” pursuant to the terms set forth in the Offer and my option agreement will be amended accordingly.
     4. If I cease to be employed by Atmel Corporation or its subsidiaries after I elect to amend my eligible option(s), but before Atmel Corporation accepts such option(s) for amendment, my eligible options will not be amended or replaced.
     5. Until December 21, 2007, or later if the Offer is extended, I will have the right to withdraw my eligible option(s) that I elected to have amended. However, after that date I will have no withdrawal rights, unless Atmel Corporation does not accept my tendered eligible option(s) before January 23, 2008, the 40th business day after November 26, 2007, which is commencement of the Offer. I may then withdraw my tendered eligible option(s) at any time prior to Atmel Corporation’s acceptance of such options for amendment pursuant to the Offer.
     6. The tender of my eligible option(s) will constitute my acceptance of all of the terms and conditions of the Offer. Acceptance by Atmel Corporation of my eligible option(s) for amendment pursuant to the Offer will constitute a binding agreement between Atmel Corporation and me upon the terms and subject to the conditions of the Offer.
     7. I am the registered holder of my eligible option(s) tendered hereby, and my name, employee identification number and other information appearing on the cover page are true and correct.
     8. I am not required to tender my eligible option(s) pursuant to the Offer. I ACKNOWLEDGE THAT I WILL BE SOLELY RESPONSIBLE FOR ANY PENALTY

TAXES, INTEREST PAYMENTS OR OTHER TAX LIABILITIES I MAY INCUR UNDER SECTION 409A AND APPLICABLE STATE LAWS IF I ELECT TO NOT AMEND AN ELIGIBLE OPTION PURSUANT TO THE OFFER.
     9. Atmel Corporation and/or the independent third-party hired with respect to the Offer cannot give me legal, tax or investment advice with respect to the Offer and I have been advised to consult with my own legal, tax and investment advisors as to the consequences of participating or not participating in the Offer.
     10. Under certain circumstances set forth in the Offer to Amend, Atmel Corporation may terminate or amend the Offer and postpone its acceptance of the eligible options I have elected to amend. Should the eligible option(s) tendered herewith not be accepted for amendment, such option(s) will be returned to me promptly following the expiration or termination of the Offer.
     11. I understand that if I do not clearly mark the box electing to amend all of my eligible options, none of my eligible options will be amended, I should be subject to the adverse tax consequences under Section 409A with respect to such options.
     12. I understand that unless I have elected to amend all of my eligible options, I should be subject to the adverse tax consequences under Section 409A with respect to my non-amended options.
     13. I understand that if I exercise any eligible option prior to the expiration of the Offer, any remaining unexercised eligible options will no longer be eligible to be amended to choose a fixed exercise date. If I elected a fixed exercise date for any remaining unexercised option, I understand that my elections will be withdrawn and I will have to make a new election if I wish to participate in the Offer.
     I understand that neither Atmel Corporation nor the Board of Directors of Atmel Corporation is making any recommendation as to whether I should amend or refrain from amending my eligible option(s), and that I must make my own decision whether to tender my eligible option(s), taking into account my own personal circumstances and preferences. I understand that the amended option(s) may decline in value when I decide to exercise such option(s). I further understand that past and current market prices of Atmel Corporation common stock may provide little or no basis for predicting what the market price of Atmel Corporation common stock will be when Atmel Corporation amends my tendered eligible option(s) or at any other time in the future.
     Please read the offering documents, this ELECTION/WITHDRAWAL FORM, the AGREEMENT TO TERMS OF ELECTION/WITHDRAWAL, and the INSTRUCTIONS TO ELECTION/WITHDRAWAL FORM.
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SIGNATURE OF OPTIONEE
     Please ignore this signature page if you are making your election via this Offer website. However, if you choose to turn in a paper election or withdrawal form, you will need to fill out this signature page in order to have your election processed properly.

(Signature of Optionee or Authorized Signatory)	Date: , 2007

(Optionee’s Name, please print in full)	Date: , 2007

Address (if different than on cover page)

Office Telephone: (                    )
Email address:

Employee Identification Number (see cover page):

     If you are not able to submit your election electronically via the Offer website as a result of technical failures of the website, such as the website being unavailable or the website not accepting your election, or if you do not otherwise have access to the Offer website for any reason (including lack of internet services), you must complete a paper Election/Withdrawal Form and return it to the Company via facsimile to Carol Pleva, Manager, Stock Administration at (408) 436-4111 before 9:00 p.m., Pacific Time, on December 21, 2007. To obtain a paper Election/Withdrawal Form, please contact Carol Pleva, Manager, Stock Administration via telephone at (408) 487-2731 or via e-mail at Carol.Pleva@atmel.com
     DELIVERY OF YOUR PAPER ELECTION/WITHDRAWAL FORM OTHER THAN VIA FACSIMILE, OR VIA FACSIMILE TO A NUMBER OTHER THAN THE FACSIMILE NUMBER ABOVE, WILL NOT CONSTITUTE VALID DELIVERY, UNLESS YOU SUBMIT YOUR ELECTION/WITHDRAWAL FORM ELECTRONICALLY VIA THE OFFER WEBSITE.